                                                                    EXHIBIT 99.1


                CALLON ANNOUNCES ADDITIONAL NATURAL GAS HEDGES

      Natchez, MS (October 1, 2002)--Callon Petroleum Company (NYSE: CPE / CPE.PrA) today announced it has hedged an additional 2.5 billion cubic feet
(Bcf) of its natural gas production during the six-month period from November 2002 through April 2003. The hedges were implemented through a combination of derivative transactions, in the form of no-cost collars, and commitments for physical deliveries at applicable index prices, with floors and ceilings specified for the monthly index prices.

      The new hedges cover 500 million cubic feet (MMcf) per month for November 2002 through February 2003, providing for a floor price of $3.75 per thousand cubic feet (Mcf) and an average ceiling price of $5.00 per Mcf. In addition, hedges covering 250 MMcf per month for March and April 2003 provide for a floor price of $3.75 per Mcf and a ceiling price of $4.60 per Mcf.

      Previous hedging transactions by the company cover 2 Bcf of its natural gas production for the eight-month period March through October 2003. These hedges, in the form of no-cost collars, apply to 250 MMcf per month and provide for a floor price of $3.50 per Mcf and an average ceiling price of $4.76 per Mcf.

      Based upon the company's natural gas production rates for the second quarter of 2002, existing hedges represent 42% of natural gas production for the six-month period November 2002 through April 2003 and 21% of natural gas production for the following six-month period ending October 2003.

      The company's current natural gas hedges, by calendar quarter, consist of:

                           VOLUME         AVERAGE         AVERAGE
           QUARTER         HEDGED       FLOOR PRICE    CEILING PRICE
            ENDED          (MMcf)          (Mcf)           (Mcf)
           -------         ------       -----------    -------------
          12/31/02          1,000          $3.75           $5.05
           3/31/03          1,500          $3.71           $4.86
           6/30/03          1,000          $3.56           $4.72
           9/30/03            750          $3.50           $4.76
          12/31/03            250          $3.50           $4.76

      Callon Petroleum Company has been engaged in the exploration, development, acquisition and operation of oil and gas properties in the Gulf Coast region since 1950.

      This news release contains projections and other forward-looking statements, including statements regarding the company's ability to fund its future obligations, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.

                                       #